Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2011 FOURTH QUARTER AND YEAR RESULTS

•	2011 fourth quarter earnings per share were $1.00 compared with $.59 earned in the 2010 fourth quarter

•	2011 year earnings per share were $3.33 compared with $2.15 for 2010

•	2012 first quarter earnings per share guidance is $.86 to $.93 compared with $.60 earned in 2011 first quarter

•	2012 year earnings per share guidance is $3.85 to $4.05 compared with $3.33 earned in 2011

Houston, Texas (February 2, 2012) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings attributable to Kirby for the fourth quarter ended December 31, 2011 of $56.2 million, or $1.00 per share, compared with $31.6 million, or $.59 per share, for the 2010 fourth quarter. Consolidated revenues for the 2011 fourth quarter were a record $550.1 million compared with $286.3 million reported for the 2010 fourth quarter.

The 2011 fourth quarter results included a $2.7 million before taxes, or $.03 per share, multi-year income tax refund, a $1.25 million before taxes, or $.01 per share, severance charge associated with the integration of K-Sea Transportation Partners LLC (“K-Sea”) into Kirby, and a $3.7 million before taxes, or $.04 per share, charge associated with increasing the fair value of United Holdings LLC’s (“United”) contingent earnout liability.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “Our record fourth quarter results were a reflection of continued favorable United States petrochemical production levels and a continued strong export market, all leading to high inland tank barge utilization levels and favorable term and spot contract pricing. K-Sea, our coastwise transportation company acquired on July 1, 2011, as anticipated, had its results impacted by a seasonal decline in refined products demand, winter weather operating conditions and the severance charge.”

Mr. Pyne continued, “Our record fourth quarter results also reflected record earnings from United, our land-based distributor and service provider of engine and transmission related products and manufacturer of oilfield equipment, acquired on April 15, 2011. United’s operating results reflect a continued strong market for the manufacture of oilfield equipment used in the hydraulic fracturing of shale formations, and the sale and service of transmissions and engines.”

Kirby reported net earnings attributable to Kirby for the 2011 year of $183.0 million, or $3.33 per share, compared with $116.2 million, or $2.15 per share for 2010. Consolidated revenues for 2011 were $1.85 billion compared $1.11 billion for 2010.

Segment Results – Marine Transportation
Marine transportation revenues for the 2011 fourth quarter were $335.1 million, a 44% increase compared with the 2010 fourth quarter, and operating income was $73.0 million, a 48% increase compared with the 2010 fourth quarter. The fourth quarter results reflected continued strong inland petrochemical and black oil products tank barge utilization levels in the low to mid 90% range. The United States petrochemical industry benefited from low natural gas prices and its positive impact on the industry’s global competitiveness, leading to continued favorable production volumes for both domestic and foreign destinations. The black oil products fleet benefited from the continued exportation of heavy fuel oils and demand for the transportation of crude oil principally from the Eagle Ford shale formations in South Texas and from the Midwest to the Gulf Coast. The strong utilization levels in both the petrochemical and black oil products fleets led to higher term and spot contract pricing during the 2011 fourth quarter. Diesel fuel prices for the 2011 fourth quarter increased 37% compared with the 2010 fourth quarter, thereby positively impacting marine transportation revenues since fuel price increases are covered by fuel escalation and de-escalation clauses in term contracts.

K-Sea generated approximately 20% of the marine transportation segment’s 2011 fourth quarter revenues. Normal fourth quarter seasonality of the refined products market, winter weather conditions and seasonal Alaska and Great Lakes market closures negatively impacted K-Sea’s fleet utilization levels and operating results. K-Sea’s operating results also included a $1.25 million severance charge associated with the integration of K-Sea into Kirby. K-Sea’s fleet utilization level averaged in the 75% to 80% range.

The marine transportation operating margin for the 2011 fourth quarter was 21.8% compared with 21.2% for the 2010 fourth quarter, reflecting the strong inland petrochemical and black oil products markets, the resulting strong equipment utilization levels and higher term and spot contract pricing, partially offset by a lower K-Sea operating margin, including the $1.25 million severance charge.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2011 fourth quarter were $215.0 million compared with $53.9 million for the 2010 fourth quarter, and operating income was $22.7 million compared with $6.9 million for the 2010 fourth quarter. United’s continued strong land-based market for the manufacture of oilfield equipment used in the hydraulic fracturing of shale formations, and continued strong sale and service of diesel engines, transmissions and compression systems were the primary contributors to the significantly higher revenues and operating income. United contributed approximately 75% of the 2011 fourth quarter diesel engine services segment’s revenues.

The segment also benefited from more favorable service work and direct parts sales from its medium-speed and high-speed marine markets, a reflection of the improved inland marine transportation market. Service and direct parts sales in both the medium-speed and high-speed Gulf Coast oil services market generally remained weak and competitive.

The diesel engine services 2011 fourth quarter and year operating results included a charge to selling, general and administrative expense of $3.7 million, or $.04 per share, and $6.3 million, or $.07 per share, respectively, increasing the fair value of the contingent earnout liability associated with the April 2011 acquisition of United. As part of the United acquisition, United’s former owners are eligible to receive a three-year earnout provision for up to an additional $50 million payable in 2014, dependent on achieving certain financial targets. The estimated fair value of the earnout to be paid to the former owners is recorded as a contingent liability on Kirby’s balance sheet. The estimated fair value of the earnout is based on probability weighting and discounting various potential payments. Any change in the fair value of the contingent liability during a quarter is included in earnings until the earnout is settled. As of December 31, 2011, the Company had recorded a contingent earnout liability of $22.6 million.

The diesel engine services operating margin for the 2011 fourth quarter was 10.6%, reflecting the continued strong land-based markets and favorable inland marine market.

General Corporate Expenses
General corporate expenses for the 2011 fourth quarter and year were $2.7 million and $17.9 million compared with $2.6 million and $13.2 million for the 2010 fourth quarter and year, respectively. The year over year increase of $4.7 million primarily reflected United and K-Sea acquisition related transaction fees and other expenses.

Provision for Taxes on Income
The provision for taxes on income for the 2011 fourth quarter was 35% compared with 38% for the first three quarters of 2011 and the 2010 fourth quarter. The reduction reflects a multi-year income tax refund of $2.7 million, $1.8 million after tax, or $.03 per share.

Cash Generation
Cash flow generation remained strong throughout 2011, with EBITDA of $436.2 million. The cash flow was used in part to fund capital expenditures of $226.2 million, including $114.7 million for new inland tank barge and towboat construction, $33.3 million for progress payments on two offshore dry-bulk barge and tug units scheduled for completion in 2012, and $78.2 million primarily for upgrades to the existing inland and coastwise fleets. Total debt as of December 31, 2011 was $802 million, consisting primarily of a $540 million bank term loan issued in July 2011 to finance the K-Sea acquisition with a current balance of $507 million, a $200 million private placement loan that matures in February 2013 and $95 million outstanding under Kirby’s $250 million revolving credit facility. Kirby’s debt-to-capitalization ratio was 35.5% at December 31, 2011 compared with 36.0% at September 30, 2011 and 14.7% as of December 31, 2010.

Acquisition of Seaboats, Inc.
On December 15, 2011, Kirby purchased the coastwise tank barge fleet of Seaboats, Inc. and affiliated companies, consisting of three 80,000 barrel coastwise tank barge and tug units for $42.7 million in cash. The three coastwise tank barge and tug units operate along the East Coast and have an average age of five years. Financing of the purchase was through Kirby’s $250 million revolving credit facility.

Outlook
Commenting on the 2012 full year and first quarter market outlook and guidance, Mr. Pyne said, “Our 2012 full year earnings guidance is $3.85 to $4.05 per share, excluding any potential changes to the United contingent earnout liability.” Regarding the United contingent earnout liability, Kirby will perform a fair value assessment each quarter of the contingent liability using a probability weighted and discounted valuation with any change to the earnout recorded in earnings.

Mr. Pyne continued, “While the United States economy has shown signs of a slow recovery during 2011, a significant amount of uncertainty still exists in the United States and world economies as we move into 2012. This uncertainty is reflected in our 2012 full year earnings guidance. The low end guidance of $3.85 assumes marine transportation inland and coastwise equipment utilization levels will be consistent with the last half of 2011, inland term and spot contract renewals will be consistent with 2011 average rate increases and coastwise pricing will be neutral. For the diesel engine services segment, our low end guidance assumes our land-based oil services market will not be as robust as 2011, with some softness in the manufacture of oilfield equipment used in hydraulic fracturing, and our marine and power generation markets will perform similarly to 2011, with some minor improvement in the Gulf Coast oil services market. Our high end guidance of $4.05 assumes both inland and coastwise marine transportation utilization levels will improve modestly, leading to higher term and spot contract pricing. For the diesel engine services segment, our high end guidance assumes our land-based oil services market will be similar to 2011 with continued strong manufacturing and new remanufacturing of oilfield equipment, as well as stronger service levels in land-based, marine, Gulf Coast oil services and power generation markets.”

Regarding the first quarter guidance, Mr. Pyne stated, “Our 2012 first quarter guidance is $.86 to $.93 per share, excluding any potential changes to the United contingent earnout liability, compared with $.60 per share reported for the 2011 first quarter. Our guidance includes some unfavorable winter weather conditions in both our inland and coastwise trade, equipment utilization levels in the low to mid 90% levels in our inland petrochemical and black oil products fleets and low to mid 70% utilization levels in our liquid coastwise trade, leading to continued favorable inland pricing and stable pricing in our coastwise market. In our diesel engine services segment, we anticipate continued favorable demand for the land-based manufacture and remanufacture of oilfield equipment, and sale and service of transmissions and engines.”

Mr. Pyne further commented, “Our 2012 capital spending guidance range is $255 to $265 million, including approximately $100 million for the construction of 55 inland tank barges and five inland towboats. This guidance range also includes approximately $70 million in progress payments on the construction of two offshore articulated dry-bulk barge and tugboat units scheduled for delivery in the 2012 fourth quarter with an estimated cost of $52 million each. The balance of approximately $85 to $95 million is primarily capital upgrades and improvements to existing marine equipment and facilities.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Friday, February 3, 2012, to discuss the 2011 fourth quarter performance as well as the outlook for the 2012 first quarter and year. The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers. The leader’s name is Steve Holcomb. The confirmation number is 31547305. An audio playback will be available at 1:00 p.m. central time on Friday, February 3, through 5:00 p.m. central time on Friday, March 2, 2012 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers. A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2010 and 2009 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii. Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications. Kirby also distributes and services high-speed diesel engines, transmissions, pumps, compression products and manufactures oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the period ended September 30, 2011 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2011	2010	2011	2010
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$335,112	$232,443	$1,194,607	$915,046
Diesel engine services	215,033	53,875	655,810	194,511
	550,145	286,318	1,850,417	1,109,557
Costs and expenses:
Costs of sales and operating expenses	369,512	177,328	1,228,440	683,236
Selling, general and administrative	49,102	27,328	170,386	117,694
Taxes, other than on income	2,711	3,038	13,179	13,209
Depreciation and amortization	35,796	24,937	126,029	95,296
Loss on disposition of assets	111	23	40	78
	457,232	232,654	1,538,074	909,513
Operating income	92,913	53,664	312,343	200,044
Other income	183	383	306	556
Interest expense	(5,817)	(2,845)	(17,902)	(10,960)
Earnings before taxes on income	87,279	51,202	294,747	189,640
Provision for taxes on income	(30,510)	(19,279)	(109,255)	(72,258)
Net earnings	56,769	31,923	185,492	117,382
Less: Net earnings attributable to noncontrolling interests	(599)	(303)	(2,466)	(1,133)

Net earnings attributable to Kirby	$56,170	$31,620	$183,026	$116,249

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.01	$.59	$3.35	$2.16
Diluted	$1.00	$.59	$3.33	$2.15
Common stock outstanding (in thousands):
Basic	55,206	53,041	54,191	53,331
Diluted	55,453	53,194	54,413	53,466

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter			Year
	2011	2010		2011	2010
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$56,170		$31,620	$183,026		$116,249
Interest expense	5,817		2,845	17,902		10,960
Provision for taxes on income	30,510		19,279	109,255		72,258
Depreciation and amortization	35,796		24,937	126,029		95,296
	$128,293		$78,681	$436,212		$294,763

Capital expenditures	$63,028		$28,805	$226,238		$136,841
Acquisitions of businesses and marine equipment	$42,745	$	―	$859,512	$	―

	December 31,
	2011	2010
	(unaudited, $ in thousands)
Cash and cash equivalents	$16,249	$195,600
Long-term debt, including current portion	$802,005	$200,134
Total equity	$1,454,158	$1,159,139
Debt to capitalization ratio	35.5%	14.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2011	2010	2011	2010
	(unaudited, $ in thousands)

Marine transportation revenues	$335,112	$232,443	$1,194,607	$915,046

Costs and expenses:
Costs of sales and operating expenses	202,193	137,876	717,443	540,427
Selling, general and administrative	25,832	18,967	91,688	80,938
Taxes, other than on income	2,639	2,888	11,991	12,213
Depreciation and amortization	31,423	23,319	111,292	88,710
	262,087	183,050	932,414	722,288

Operating income	$73,025	$49,393	$262,193	$192,758

Operating margins	21.8%	21.2%	21.9%	21.1%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2011	2010	2011	2010
	(unaudited, $ in thousands)

Diesel engine services revenues	$215,033	$53,875	$655,810	$194,511

Costs and expenses:
Costs of sales and operating expenses	167,319	39,452	510,997	142,809
Selling, general and administrative	21,329	6,448	63,764	26,131
Taxes, other than income	61	141	1,143	963
Depreciation and amortization	3,616	941	11,801	4,055
	192,325	46,982	587,705	173,958

Operating income	$22,708	$6,893	$68,105	$20,553

Operating margins	10.6%	12.8%	10.4%	10.6%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2011	2010	2011	2010
	(unaudited, $ in thousands)

General corporate expenses	$2,709	$2,599	$17,915	$13,189

Loss on disposition of assets	$111	$23	$40	$78

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2011	2010	2011	2010
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,392	3,317	13,414	12,957
Revenue/Ton Mile (cents/tm) (3)	7.7	6.7	7.6	6.8
Towboats operated (average) (4)	239	220	240	221
Delay Days (5)	1,721	1,498	6,777	5,772
Average cost per gallon of fuel consumed	$3.14	$2.29	$3.08	$2.22

Barges (active):
Inland tank barges			819	825
Coastwise and local tank barges			59	―
Coastwise dry cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			16.2	15.9
Coastwise and local tank barges			3.8	―

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded inland tank barge is moved. Example: A typical 30,000 barrel inland tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2011 inland marine transportation revenues of $261,029,000 divided by 3,392,000,000 marine transportation ton miles = 7.7 cents.

(4)	Towboats operated are the average number of owned and chartered inland towboats operated during the period.
(5)
Delay days measures the lost time incurred by an inland tow (inland towboat and one or more inland tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.